UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 7, 2004

(Date of earliest event reported)

CNL INCOME FUND VII, LTD.

(Exact name of registrant as specified in its charter)

Florida

(State of other jurisdiction of incorporation or organization)

0-19140	59-2963871
(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

(407) 540-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 7, 2004, the general partners of CNL Income Fund VII, Ltd. (the “Partnership”) determined that the unaudited condensed financial statements included in the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 should no longer be relied upon. The general partners reassessed the manner in which it had implemented FASB Interpretation No. 46R (a revision to FASB Interpretation No. 46, which was originally issued in January 2003) (“FIN 46R”) “Consolidation of Variable Interest Entities,” during the quarter ended March 31, 2004 and determined that one additional joint venture should have been consolidated.

FIN 46R requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. Prior to FIN 46R, a company generally included another entity in its financial statements only if it controlled the entity through voting interests. Application of FIN 46R is required in financial statements of public entities that have interests in variable interest entities for periods ending after March 15, 2004. The Partnership has adopted FIN 46R as of March 31, 2004, which resulted in the consolidation of certain previously unconsolidated joint ventures.

The Partnership determined that upon adoption of FIN 46R that one additional joint venture previously accounted for on the equity method should have been consolidated. The restatements had no effect on partners’ capital or net income. The Partnership will file Forms 10-Q/A for the quarters ended March 31, 2004 and June 30, 2004 containing restated unaudited condensed financial statements.

The general partners have discussed the matters disclosed herein with PricewaterhouseCoopers LLP, the Partnership’s independent accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated this 8th day of December, 2004.

CNL INCOME FUND VII, LTD.

By:	CNL REALTY CORPORATION
General Partner

	By:	/s/ ROBERT A. BOURNE
ROBERT A. BOURNE President and Chief Executive Officer